JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2013

Morristown, Tennessee -- (January 31, 2014) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended December 31, 2013 of $444,000, or $0.07 per diluted share, compared to net income of $348,000, or $0.05 per diluted share, for the quarter ended December 31, 2012.   For the six months ended December 31, 2013, the Company reported net income of $942,000, or $0.15 per diluted share, compared to net income of $643,000, or $0.10 per diluted share, for the six months ended December 31, 2012.  The improvement in net income is largely the result of a lower provision for loan losses and lower noninterest expense which more than offset a decrease in net interest income and noninterest income during the quarter and six months ended December 31, 2013.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are pleased to report another profitable quarter and continued improvements in asset quality.  Non-performing assets as a percent of total assets decreased to 2.61% at December 31, 2013 compared to 3.81% at June 30, 2013 and 4.26% at December 31, 2012.   We are encouraged by the gradual improvement in loan demand that has contributed to an increase in net loans during the three months ended December 31, 2013.”

Net interest income decreased $70,000, or 1.7%, to $4.1 million for the quarter ended December 31, 2013 compared to $4.1 million for the same period in 2012.  The decrease in net interest income is primarily due to lower yields on loans, partially offset by lower rates on interest-bearing liabilities.  The net interest margin was 3.67% for the quarter ended December 31, 2013 compared to 3.69% for the same period in 2012.  For the six months ended December 31, 2013, net interest income decreased $237,000, or 2.9%, to $8.0 million compared to $8.3 million for the six months ended December 31, 2012, while the net interest margin decreased to 3.62% compared to 3.63% for the same period in 2012.

Noninterest income decreased $98,000 or 16.9% to $483,000 for the quarter ended December 31, 2013 compared to $581,000 the same period in 2012. The decrease was primarily the result of a decrease in mortgage origination fee income totaling $99,000. For the six months ended December 31, 2013, noninterest income decreased $60,000, or 5.8% to $977,000 compared to $1.0 million for the same period in 2012.  The decrease was primarily the result of a $197,000 decrease in mortgage origination fee income partially offset by a $145,000 decrease in loss on sale of foreclosed real estate. The decrease in mortgage origination fee income for the three and six month periods is due to a decline in refinance originations.

Noninterest expense decreased $43,000, or 1.1%, to $3.9 million for the quarter ended December 31, 2013 and decreased $227,000, or 2.9%, to $7.6 million for the six months ended December 31, 2013 compared to the same periods in 2012.  Valuation adjustments and expenses on OREO decreased $99,000 and $246,000, respectively, for the three and six month periods ended December 31, 2013 compared to the same periods in 2012.

At December 31, 2013, total assets were $497.8 million compared to $503.0 million at June 30, 2013.  Net loans increased $8.9 million, or 2.8%, to $330.2 million at December 31, 2013, compared to $321.3 million at June 30, 2013 due to an increase in loan demand. Total deposits decreased $11.6 million to $388.0 million at December 31, 2013 compared to $399.6 million at June 30, 2013.  Certificates of deposit comprised 36.4% of total deposits at December 31, 2013 compared to 37.1% of total deposits at June 30, 2013.  The average cost of interest-bearing deposits for the three-month period ended December 31, 2013 was 0.38% compared to 0.44% for the corresponding period in 2012.

The Bank continues to be well-capitalized under regulatory requirements. At December 31, 2013, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 14.45%, 13.32%, and 9.65%, respectively, compared to 14.18%, 12.93%, and 9.21%, respectively, at June 30, 2013.  At December 31, 2013, the Company had 6,595,301 common shares outstanding with a book value of $8.12 per common share.

Nonperforming assets totaled $13.0 million, or 2.61% of total assets, at December 31, 2013, compared to $19.2 million, or 3.81% of total assets, at June 30, 2013.  Nonaccrual loans totaled $6.7 million at December 31, 2013 compared to $12.8 million at June 30, 2013. Nonaccrual loans with a current payment status represented approximately 49% of total nonaccrual loans at December 31, 2013.  Foreclosed real estate remained relatively unchanged at $5.4 million at December 31, 2013 compared to June 30, 2013.  Net charge-offs for the three months ended December 31, 2013 were $1.0 million, or 1.25% of average loans annualized, compared to $359,000, or 0.45% of average loans annualized, for the quarter ended December 31, 2012. The allowance for loan losses was $4.0 million, or 1.19% of total loans, at December 31, 2013 compared to $5.7 million, or 1.73% of total loans, at June 30, 2013. There was no provision for loan losses recorded for the quarter ended December 31, 2013, compared to a $300,000 provision for the quarter ended December 31, 2012.  The decrease in the provision for loan losses is the result of continued improvement in asset quality.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At December 31, 2013	At June 30, 2013
	(Dollars in thousands)

Financial Condition Data:
Total assets	$497,812	$503,028
Loans receivable, net	330,207	321,299
Cash and cash equivalents, and
interest-bearing deposits	16,701	24,514
Investment securities	93,472	96,024
Deposits	388,020	399,642
Repurchase agreements	837	551
FHLB advances	46,909	37,626
Subordinated debentures	7,414	7,358
Stockholders' equity	$53,544	$53,025

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$4,737	$4,931	$9,338	$9,900
Interest expense	665	789	1,310	1,635
Net interest income	4,072	4,142	8,028	8,265
Provision for loan losses	-	300	-	600
Net interest income after
provision for loan losses	4,072	3,842	8,028	7,665
Noninterest income	483	581	977	1,037
Noninterest expense	3,918	3,961	7,640	7,867
Earnings before income taxes	637	462	1,365	835
Total income taxes	193	114	423	192
Net earnings	$444	$348	$942	$643

Share Data:
Earnings per share, basic	$0.07	$0.05	$0.15	$0.10
Earnings per share, diluted	$0.07	$0.05	$0.15	$0.10
Book value per common share	$8.12	$8.06	$8.12	$8.06
Weighted average shares:
Basic	6,269,831	6,260,122	6,271,395	6,260,677
Diluted	6,269,831	6,260,122	6,271,395	6,260,677

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$4,993	$5,761	$5,660	$5,852
Provision for loan losses	-	300	-	600
Recoveries	102	8	200	400
Charge-offs	(1,122)	(367)	(1,887)	(1,150)
Net Charge-offs	(1,020)	(359)	(1,687)	(750)
Allowance at end of period	$3,973	$5,702	$3,973	$5,702

Net charge-offs to average outstanding
loans during the period, annualized	1.25%	0.45%	1.04%	0.46%

	At December 31, 2013	At June 30, 2013	At December 31, 2012
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$6,688	$12,796	$14,416
Nonperforming investments	904	942	721
Real estate owned	5,417	5,433	7,018
Other nonperforming assets	-		19

Total nonperforming assets	$13,009	$19,171	$22,174

	Six Months Ended	Year Ended	Six Months Ended
	December 31, 2013	June 30, 2013	December 31, 2012

Performance Ratios:
Return on average assets	0.38%	0.31%	0.25%
Return on average equity	3.52%	2.97%	2.41%
Interest rate spread	3.54%	3.55%	3.54%
Net interest margin	3.62%	3.64%	3.63%
Efficiency ratio	84.85%	84.16%	84.69%
Average interest-earning assets to
average interest-bearing liabilities	113.18%	112.76%	112.52%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.19%	1.73%	1.77%
Allowance for loan losses as a
percent of nonperforming loans	59.40%	44.23%	39.55%
Nonperforming loans as a percent
of total loans	2.00%	3.91%	4.48%
Nonperforming assets as a percent
of total assets	2.61%	3.81%	4.26%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421